Exhibit 6.2.1


                       AMENDMENT TO DISTRIBUTOR AGREEMENT

This Amendment to the Distributor Agreement between Layton Solar and Traffic Technology Inc. (TTI) is entered into on this 24th day of August, 2000.

Whereas Layton Solar is the current exclusive distributor for TTI products in the territory of India

Whereas the parties wish to permit other parties to distribute TTI products for applications to be used in the railroads industry

The parties agree as follows:

* Layton Solar rescinds its distribution rights for TTI products for applications in the railroads industry

* TTI will assign the territory of India for railroads applications to other parties as may be selected and approved

* TTI will inform Layton Solar of its assignment of a Distributor for Railroads Applications in India immediately following such assignment.


/s/ P.K. Rajan                        08/24/2000
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Layton Solar                            Date
P.K. Rajan
President


/s/ Marco Messina                     08/24/2000
------------------------            -------------
Marco Messina                           Date
President
Traffic Technology, Inc.

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